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Exhibit 23.01



                         Consent of Independent Auditors


The Board of Directors
Micronics Computers, Inc.


We consent to incorporation by reference in the registration statements (Nos. 33-89588, 33-83880, 33-67468, 33-47885, and 33-42048) on Form S-8 of Micronics
Computers, Inc. of our report dated December 12, 1996, relating to the consolidated balance sheets of Micronics Computers, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996 and related schedule, which report appears in the September 30, 1996 annual report on Form 10-K of Micronics Computers, Inc.

                                                /s/ KPMG Peat Marwick LLP

San Jose, California
December 26, 1996